Exhibit (a)(1)(A)

Zions Bancorporation

Offer to Purchase for Cash up to $250,000,000

of the Outstanding Notes Listed Below

Each Offer (as defined below) will expire at 11:59 p.m., New York City time, on December 5, 2013, unless extended (such time and date, as the same may be extended with respect to one or more series of Notes (as defined below), the “Expiration Time”) or earlier terminated.

Zions Bancorporation (the “Company” or “Zions”) hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), to purchase for cash the notes listed in the table below (collectively, the “Notes,” and each series of Notes, a “Series”) from each holder of Notes (each a “Holder” and, collectively, the “Holders”). This Offer to Purchase relates to four separate offers, one for each Series of Notes (each, an “Offer” and, collectively, the “Offers”), to purchase up to a maximum aggregate principal amount of each such Series of Notes as set forth in the table below (each, a “Series Maximum”).

CUSIP Number	Title of Security	Principal Amount Outstanding (as of November 1, 2013)	Series Maximum	Purchase Price (1)
989701AJ6	6.00% Subordinated Notes due September 15, 2015 (“6% Convertible Notes”)	$194,292,000	$115,000,000	$1,087.50

989701AV9	2009 6.00% Subordinated Notes due September 15, 2015 (6% Non-Convertible Notes”)	$42,303,000	$10,000,000	$1,087.50

989701AM9	5.50% Subordinated Notes due November 16, 2015 (“5.50% Convertible Notes”)	$186,595,000	$115,000,000	$1,085.00

989701AW7	2009 5.50% Subordinated Notes due November 16, 2015 (“5.50% Non-Convertible Notes”)	$62,078,000	$10,000,000	$1,085.00

(1)	Per $1,000 principal amount of each Series of Notes accepted for purchase; Purchase Prices (as defined below) do not include Accrued Interest (as defined below).

None of the Offers is conditioned upon any minimum aggregate amount of Notes of that Series being tendered or the consummation of any of the Offers in respect of any other Series, and each Offer may be amended or extended individually. The Offers are, however, conditioned upon satisfaction or waiver of certain conditions at or before the applicable Expiration Time. See “Terms of the Offers—Conditions of the Offers.” The principal amount of each Series that is purchased in the Offers may be subject to proration within that Series as set forth in this Offer to Purchase. See “Terms of the Offers—Series Maximum and Proration Procedures” for more information on the possible proration of the Offers. Offers may be validly withdrawn at any time on or prior to the applicable Expiration Date by following the procedures described below under “Terms of the Offers—Withdrawal of Tenders.”

The Offer to Purchase and Letter of Transmittal should be read carefully before a decision is made with respect to the Offers.

The Dealer Managers for the Offers are:

Deutsche Bank Securities Inc.	Goldman, Sachs & Co.

The date of this Offer to Purchase is November 6, 2013.

Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The consideration for each $1,000 principal amount of each Series is the purchase price set forth in the table on the cover of this Offer to Purchase for such Series (the “Purchase Price”), plus accrued and unpaid stated interest up to, but not including, the applicable Settlement Date (“Accrued Interest”). The “Settlement Date” for each Offer will be promptly following the Expiration Time for such Offer and is expected to be one business day following the applicable Expiration Time. Assuming the Offers are not extended, the Company expects that the Settlement Date for each Offer will be December 6, 2013.

If Notes are validly tendered (and not validly withdrawn) in an Offer such that the aggregate principal amount tendered for a Series exceeds the applicable Series Maximum, the Company will accept Notes for purchase for each Series, up to the applicable Series Maximum on a pro rata basis (with adjustments to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000). See “Terms of the Offers—Series Maximum and Proration Procedures.”

Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, the Company will notify Global Bondholder Services Corporation (the “Depositary”) promptly after the Expiration Time of which Notes of each Series tendered at or before the Expiration Time are accepted for purchase and payment pursuant to the applicable Offer. Under no circumstances will any interest be payable because of any delay in transmission of funds to Holders by the Depositary or DTC (as defined below).

Notwithstanding any other provision of the Offers, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offers is conditioned upon the satisfaction of, or the Company’s waiver of, the conditions described in this Offer to Purchase under the heading “Terms of the Offers—Conditions of the Offers” (collectively, the “Conditions”). The Conditions are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such Condition (including any action or inaction by the Company). The Company reserves the right, in its sole discretion, to waive or modify any one or more of the Conditions, in whole or in part, with respect to the Offers at any time prior to the Expiration Time of the Offers. See “Terms of the Offers—Conditions of the Offers.”

The Company expressly reserves the right, in its sole discretion, subject to applicable law, to take any or all of the following actions with respect to the Offers:

•	terminate any of the Offers and not accept for purchase any of the Notes submitted in such Offer, pursuant to a failure of a Condition;

•	waive any and all of the Conditions with respect to any of the Offers at or prior to the time the Notes are accepted for purchase pursuant to such Offer;

•	accept for purchase and pay for all Notes validly tendered and not validly withdrawn (subject to the Series Maximum and proration of Notes tendered) at or before the Expiration Time and to keep any of the Offers open or extend the Expiration Time for any Offer to a later date and time as announced by the Company;

•	increase any Series Maximum; or

•	otherwise amend the terms and Conditions of the Offers.

The foregoing rights are in addition to the Company’s right to delay acceptance for purchase of Notes tendered in the Offers or to delay the payment for Notes accepted for purchase in the Offers to comply in whole or in part with any applicable law, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the expiration or withdrawal of a tender offer.

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If any of the Offers is withdrawn or otherwise not consummated, the Purchase Price, plus Accrued Interest, will not be paid or become payable to Holders who have validly tendered and not validly withdrawn their Notes in connection with such Offer. In the event of a withdrawal or failure to consummate an Offer, Notes previously tendered pursuant to such Offer and not validly withdrawn will be promptly returned to the tendering Holders or credited to the Holders’ accounts.

See “Terms of the Offers—Certain Significant Consequences to Holders” and “Certain U.S. Federal Income Tax Considerations” for a discussion of certain factors that should be considered in evaluating the Offers.

This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer under applicable securities or “blue sky” laws. The Dealer Managers (as defined below) hereby make the Offers, on behalf of the Company, to the Holders residing in any state in which state securities laws require the Offers to be made to the public by a licensed broker or dealer.

The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time subsequent to the date of this Offer to Purchase or that there has been no change in the information set forth herein or in any attachments hereto or in our affairs or in those of any of our subsidiaries or affiliates since the date of this Offer to Purchase.

None of the Company, the Depositary, the Information Agent (as defined below), the Dealer Managers, the Trustee (as defined below) or any of their respective affiliates is making any recommendation as to whether Holders should tender Notes in response to the Offers. Holders must make their own decisions whether to tender their Notes and, if so, the principal amount of Notes to tender. The term “Trustee” means The Bank of New York Mellon Trust Company, N.A.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Depositary, the Information Agent, the Dealer Managers, the Trustee or any of their respective affiliates.

After the Expiration Time, the Company or its affiliates may acquire any Notes, to the extent permitted by applicable law, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the prices paid pursuant to the Offers and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future. Exchange Act Rule 13e-4 generally prohibits the Company and its affiliates from purchasing Notes, other than in the Offers, until at least 10 business days after the applicable Expiration Time, except pursuant to certain limited exceptions.

The Offers have not been approved or disapproved by the U.S. Securities & Exchange Commission (the “SEC”), nor has the SEC passed upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related document. Any representation to the contrary is unlawful and may be a criminal offense.

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IMPORTANT INFORMATION

Only registered Holders of Notes are entitled to tender Notes. Any beneficial owner of Notes who desires to tender Notes pursuant to any of the Offers must request the custodian or nominee through which those Notes are held to tender the Notes on its behalf. See “Terms of the Offers—Procedures for Tendering.”

Any Holder desiring to tender Notes should (a) tender through The Depository Trust Company (“DTC”) pursuant to DTC’s Automated Offer Program (“ATOP”), (b) request the Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction, or (c) if the Notes are held in certificated form, complete and sign the accompanying Letter of Transmittal or a facsimile copy of the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, and deliver the certificates for the tendered Notes to the Depositary (or transfer such Notes to the Depositary pursuant to the book-entry transfer procedures described herein). A beneficial owner of Notes whose interests are held through a broker, dealer, commercial bank, trust company or other nominee must contact that party if such Holder desires to tender those Notes and give that party appropriate instructions to tender such Notes on the Holder’s behalf. Tendering Holders will not be obligated to pay brokerage fees or commissions to Deutsche Bank Securities Inc. or Goldman, Sachs & Co. (the “Dealer Managers”), Depositary, the Information Agent or the Company. Holders whose Notes are held by a nominee should contact such nominee to determine whether a fee will be charged for tendering Notes pursuant to the Offer.

There are no guaranteed delivery provisions provided for by the Company in conjunction with the Offers under the terms of this Offer to Purchase. Holders must tender their Notes in accordance with the procedures set forth under “Terms of the Offers—Procedures for Tendering.”

Requests for additional copies of this Offer to Purchase and requests for assistance relating to the procedures for tendering Notes may be directed to the Information Agent at the address and telephone number on the back cover of this Offer to Purchase. Requests for assistance relating to the terms and Conditions of the Offers may be directed to the Dealer Managers at their respective address and telephone numbers on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Offers.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

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IMPORTANT DATES

Holders of Notes should take note of the following dates in connection with each Offer:

Date	Calendar Date and Time	Event
Launch Date	November 6, 2013	Commencement of the Offers.

Expiration Time	11:59 p.m., New York City time, on December 5, 2013, unless extended by the Company in its sole discretion.	The final deadline for Holders to tender Notes.

Settlement Date	Promptly following the Expiration Time, expected to be the first business day following the Expiration Time, or December 6, 2013.	The Company will deposit with the Depositary the amount of cash necessary to pay to each Holder whose Notes are accepted for payment, the Purchase Price, plus Accrued Interest.

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SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Purchase and the Letter of Transmittal. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

The Company	Zions Bancorporation (“Zions” or the “Company”) is a financial holding company organized under the laws of the State of Utah.

The Notes	The Company is offering to purchase for cash, upon the terms and subject to the Conditions set forth in this Offer to Purchase and the Letter of Transmittal, a portion of the outstanding Notes of each Series set forth in the table on the cover of this Offer to Purchase. Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof for each Series of Notes set forth in the table on the cover of this Offer to Purchase.

The Offers	The Company is making four separate Offers, one for each Series of Notes and upon the terms and subject to the Conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash Notes of each Series from Holders with an aggregate principal amount up to the Series Maximum for each Series.

Source of Funds	The Company will fund its purchases of Notes from cash on hand.

Purchase Price	The consideration for each $1,000 principal amount of each Series is the Purchase Price set forth in the table on the cover of this Offer to Purchase for such Series, plus Accrued Interest.

Holders must validly tender and not validly withdraw their Notes at or prior to the applicable Expiration Time in order to be eligible to receive the applicable Purchase Price.

Each Holder who validly tenders and does not validly withdraw Notes pursuant to the Offers at or before the Expiration Time, and whose Notes are accepted for purchase, will be entitled to receive the applicable Purchase Price.

Accrued Interest	Subject to the terms and Conditions of the Offers, in addition to the applicable Purchase Price, Holders who validly tender and do not validly withdraw their Notes and whose Notes are accepted for purchase in the Offers will also be paid accrued and unpaid interest from and including the last interest payment date for the Notes to, but excluding, the applicable Settlement Date, in each case rounded to the nearest cent. Accrued Interest will be payable on the applicable Settlement Date.

Proration

The Company will accept for purchase an aggregate principal amount of Notes of each Series up to the Series Maximum for such Series. If Notes are validly tendered (and not validly withdrawn) in an Offer such that the aggregate principal amount of Notes tendered for a Series exceeds the Series Maximum for such Series, the Company will accept Notes for purchase for such Series with an aggregate principal amount up to the Series Maximum for such Series, allocated among the tendering holders on a pro rata basis in accordance with the respective principal amounts of the Notes of such Series tendered by the Holders.

Expiration Time	The Offers will expire at 11:59 p.m., New York City time, on December 5, 2013, unless any such Offer is either extended or earlier terminated. Subject to applicable law, the Company reserves the right to extend or, pursuant to a failure of a Condition, terminate one or more Offers at any time and from time to time prior to the Expiration Time, in its sole discretion. The Company may choose to extend an Offer without extending all Offers. To extend the Expiration Time of an Offer, the Company will notify DTC and will make a public announcement thereof, in each case before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of an Offer, the Company will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to Business Wire. See “Terms of the Offers—Procedures for Tendering—Expiration Time; Extensions; Amendments; Termination.”

Settlement Date	The Settlement Date for each Offer will be promptly following the Expiration Time for such Offer and is expected to be one business day following the applicable Expiration Time. Assuming none of the Offers are extended, the Company expects that the Settlement Date for the Offers will be December 6, 2013.

Withdrawal Rights	Notes tendered at or before the applicable Expiration Time may be validly withdrawn in principal amounts of $1,000 or integral multiples of $1,000 in excess thereof at any time at or before the applicable Expiration Time, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Company).

Acceptance of Tendered Notes and Payment	Upon the terms of the Offers and upon satisfaction or waiver of the Conditions with respect to the Offers specified herein under “Terms of the Offers—Conditions of the Offers,” the Company will (i) accept for purchase Notes validly tendered in the Offers and not validly withdrawn and (ii) pay the Purchase Price, plus Accrued Interest, for all Notes accepted for purchase in the Offers on the applicable Settlement Dates.

The Company reserves the right, subject to applicable laws, to (i) accept for purchase and pay for all Notes, subject to the applicable

Series Maximums and proration of Notes tendered, validly tendered and not validly withdrawn prior to the applicable Expiration Time in the Offers and to keep one or more of the Offers open or extend one or more of the Expiration Times to a later date and time as announced by the Company and (ii) waive any or all Conditions with respect to one or more of the Offers for Notes tendered prior to the applicable Expiration Time.

Conditions of the Offers	None of the Offers are conditioned on a minimum aggregate principal amount of Notes being tendered or the consummation of any of the Offers in respect of any other Series. The Company’s obligation to accept and pay for Notes in the Offers is, however, subject to the satisfaction or waiver of the Conditions described in this Offer to Purchase. See “Terms of the Offers—Conditions of the Offers.”

How to Tender Notes	See “Terms of the Offer—Procedures for Tendering.” For further information, call the Information Agent or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Certain Considerations	See “Terms of the Offer—Certain Significant Consequences to Holders” for a discussion of certain factors that should be considered in evaluating the Offers.

Certain U.S. Federal Income Tax Considerations	Generally, the sale of the Notes for cash pursuant to the Offers will be a taxable event for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations of the Offers applicable to Holders of Notes, see “Certain U.S. Federal Income Tax Considerations.”

Dealer Managers	Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are serving as the dealer managers in connection with the Offers. The Dealer Managers’ contact information appears on the back cover of this Offer to Purchase.

Depositary	Global Bondholder Services Corporation is serving as the Depositary in connection with the Offers.

Information Agent	Global Bondholder Services Corporation is serving as the information agent in connection with the Offers (the “Information Agent”). Requests for additional copies of this Offer to Purchase should be directed to the Information Agent whose contact information appears on the back cover of this Offer to Purchase.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. These reports and other information, when filed or furnished in accordance with such requirements, can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. In addition, the Company’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. However, information on this website does not constitute a part of this Offer to Purchase. You can also inspect reports, proxy statements and other information about us at the offices of the Nasdaq Global Select Market, 1735 K Street, N.W., Washington, D.C. 20006.

Copies of the materials referred to above (excluding exhibits), as well as copies of this Offer to Purchase, the Letter of Transmittal and any current amendment or supplement to this Offer to Purchase, may also be obtained from the Information Agent at its address set forth on the back cover of this Offer to Purchase.

INCORPORATION BY REFERENCE

The following documents have been filed with the Commission and are incorporated herein by reference into this Offer to Purchase:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•	our Current Reports on Form 8-K filed on January 28, 2013, February 7, 2013, March 15, 2013, March 28, 2013, April 22, 2013, May 3, 2013, May 6, 2013, May 13, 2013, May 21, 2013, May 30, 2013 (both reports), June 13, 2013, July 3, 2013, July 22, 2013, August 2, 2013, August 13, 2013, August 23, 2013, August 27, 2013, September 17, 2013, September 25, 2013, September 30, 2013, October 21, 2013 and November 5, 2013 (except in each case, any information that has been deemed to be “furnished” and not filed, and any exhibits related thereto).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Investor Relations

Zions Bancorporation

One South Main Street, 15th Floor

Salt Lake City, Utah 84133

(801) 524-4787

In addition, these filings are available on our web site at www.zionsbancorporation.com.

Pursuant to Exchange Act Rule 13e-4, the Company has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference section of the SEC described above, as well as through the SEC’s web site, http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

Statements in this Offer to Purchase, including information incorporated by reference, that are based on other than historical data are forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and include, among others:

•	statements with respect to the beliefs, plans, objectives, goals, guidelines, expectations, anticipations and future financial condition, results of operations and performance of Zions Bancorporation and its subsidiaries; and

•	statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” or similar expressions.

These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this Offer to Purchase, including the information incorporated by reference. You should carefully consider those risks and uncertainties in reading this Offer to Purchase. Factors that might cause such differences include, but are not limited to:

•	the Company’s ability to successfully execute its business plans, manage its risks, and achieve its objectives;

•	changes in local, national and international political and economic conditions, including without limitation the political and economic effects of the recent economic crisis, delay of recovery from that crisis, economic conditions and fiscal imbalances in the United States and other countries, potential or actual downgrades in rating of sovereign debt issued by the United States and other countries, and other major developments, including wars, military actions and terrorist attacks;

•	changes in financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including without limitation, reduced rates of business formation and growth, commercial and residential real estate development and real estate prices;

•	fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels and pricing;

•	changes in interest rates, the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows and competition;

•	acquisitions and integration of acquired businesses;

•	increases in the levels of losses, customer bankruptcies, bank failures, claims, and assessments;

•	changes in fiscal, monetary, regulatory, trade and tax policies and laws, and regulatory assessments and fees, including policies of the U.S. Department of Treasury (the “U.S. Treasury”), the Federal Reserve Board, and the Federal Deposit Insurance Corporation (the “FDIC”), the SEC and the Consumer Financial Protection Bureau;

•	the impact of executive compensation rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and banking regulations which may impact the ability of the Company and other American financial institutions to retain and recruit executives and other personnel necessary for their businesses and competitiveness;

•	the impact of the Dodd-Frank Act and of new international standards known as Basel III, and rules and regulations thereunder, many of which have not yet been promulgated or are not yet effective, on our required regulatory capital and liquidity levels, governmental assessments on us, the scope of business activities in which we may engage, the manner in which we engage in such activities, the fees we may charge for certain products and services, and other matters affected by the Dodd-Frank Act and these international standards;

•	new capital and liquidity requirements, which U.S. regulatory agencies are expected to establish in response to new international standards known as Basel III;

•	continuing consolidation in the financial services industry;

•	new legal claims against the Company, including litigation, arbitration and proceedings brought by governmental or self-regulatory agencies, or changes in existing legal matters;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions;

•	inflation and deflation;

•	technological changes and the Company’s implementation of new technologies;

•	the Company’s ability to develop and maintain secure and reliable information technology systems;

•	legislation or regulatory changes which adversely affect the Company’s operations or business;

•	the Company’s ability to comply with applicable laws and regulations;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; and

•	costs of deposit insurance and changes with respect to FDIC insurance coverage levels.

We have identified some additional important factors that could cause future events to differ from our current expectations and they are described in our most recent Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 and in our most recent Annual Report on Form 10-K for the year ended December 31, 2012, including without limitation under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” and in other documents that we may file with the SEC, all of which you should review carefully.

Except to the extent required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements, including the information incorporated by reference, to reflect future events or developments.

THE COMPANY

Zions Bancorporation is a financial holding company organized under the laws of the State of Utah in 1955, and registered under the Bank Holding Company Act, as amended. Zions Bancorporation and its subsidiaries (collectively “the Company”) own and operate eight commercial banks with a total of 480 domestic branches at year-end 2012. The Company provides a full range of banking and related services through its banking and other subsidiaries, primarily in Utah, California, Texas, Arizona, Nevada, Colorado, Idaho, Washington, and Oregon. Full-time equivalent employees totaled 10,382 at June 30, 2013.

The Company focuses on providing community banking services by continuously strengthening its core business lines of 1) small and medium-sized business and corporate banking; 2) commercial and residential development, construction and term lending; 3) retail banking; 4) treasury cash management and related products and services; 5) residential mortgage; 6) trust and wealth management; and 7) investment activities. It operates eight different banks in ten Western and Southwestern states with each bank operating under a different name and each having its own board of directors, chief executive officer and management team. The banks provide a wide variety of commercial and retail banking and mortgage lending products and services. They also provide a wide range of personal banking services to individuals, including home mortgages, bankcard, other installment loans, home equity lines of credit, checking accounts, savings accounts, time certificates of deposits of various types and maturities, trust services, safe deposit facilities, direct deposit and 24-hour ATM access. In addition, certain banking subsidiaries provide services to key market segments through their Women’s Financial, Private Client Services and Executive Banking Groups. We also offer wealth management services through various subsidiaries, including Contango Capital Advisors, Inc. and Western National Trust Company, and online and traditional brokerage services through Zions Direct and Amegy Investments.

In addition to these core businesses, the Company has built specialized lines of business in capital markets and public finance, and is a leader in Small Business Administration lending. Through its eight banking subsidiaries, the Company provides SBA 7(a) loans to small businesses throughout the United States and is also one of the largest providers of SBA 504 financing in the nation. The Company owns an equity interest in the Federal Agricultural Mortgage Corporation, or Farmer Mac, and is one of the nation’s top originators of secondary market agricultural real estate mortgage loans through Farmer Mac. The Company is a leader in municipal finance advisory and underwriting services.

The Company’s principal executive offices are located at One South Main, 15th Floor, Salt Lake City, Utah 84133, and our telephone number is (801) 524-4787. The Company’s common stock is traded on Nasdaq under the symbol “ZION.” The Company’s website address is www.zionsbancorporation.com. This website address is not intended to be an active link and information on the Company’s website is not incorporated in, and should not be construed to be part of, this Offer to Purchase.

PURPOSE OF THE OFFERS

The principal purpose of the Offers is to reduce the principal amount of our indebtedness maturing in 2015. Any Notes validly tendered and accepted for purchase by the Company in the Offers will be cancelled.

TERMS OF THE OFFERS

General

The Company hereby offers, upon the terms and subject to the Conditions set forth in this Offer to Purchase and in the Letter of Transmittal, to purchase for cash the Notes from each Holder. This Offer to Purchase relates to four separate offers, one for each Series of Notes, to purchase up to an aggregate principal amount of each

Series of Notes the Series Maximum for such Series. The aggregate principal amount of each Series that is purchased in the Offers may be prorated within that Series as set forth in this Offer to Purchase. For more information regarding possible proration of tendered Notes, please see “—Series Maximum and Proration Procedures” below.

The Company will accept tenders of Notes in principal amounts of $1,000 or integral multiples of $1,000 in excess thereof. The consideration for each $1,000 principal amount of 6% Convertible Notes tendered and accepted for purchase pursuant to the applicable Offer shall be $1,087.50, plus Accrued Interest. The consideration for each $1,000 principal amount of 6% Non-Convertible Notes tendered and accepted for purchase pursuant to the applicable Offer shall be $1,087.50, plus Accrued Interest. The consideration for each $1,000 principal amount of 5.50% Convertible Notes tendered and accepted for purchase pursuant to the applicable Offer shall be $1,085.00, plus Accrued Interest. The consideration for each $1,000 principal amount of 5.50% Non-Convertible Notes tendered and accepted for purchase pursuant to the applicable Offer shall be $1,085.00, plus Accrued Interest.

After the applicable Expiration Time, to the extent permitted by applicable law, the Company, from time to time, may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offers. Any future purchases by the Company will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may choose to pursue in the future. Exchange Act Rule 13e-4 generally prohibits the Company and its affiliates from purchasing Notes, other than in the Offers, until at least 10 business days after the applicable Expiration Time, except pursuant to certain limited exceptions.

Holders of Notes subject to the Offers that are validly tendered and not validly withdrawn at or before the applicable Expiration Time and accepted for purchase by the Company will receive the applicable Purchase Price, which will be payable on the applicable Settlement Date. We will also pay accrued and unpaid interest to, but not including, the applicable Settlement Date.

Accrued Interest

Upon the terms and subject to the Conditions of the Offers, in addition to the Purchase Price, Holders who validly tender and do not validly withdraw their Notes in an Offer and whose Notes are accepted for purchase will also be paid accrued and unpaid interest per $1,000 principal amount of such Notes from and including the last interest payment date for such Notes to, but excluding, the applicable Settlement Date, rounded to the nearest cent. Such accrued and unpaid interest will be payable on the applicable Settlement Date. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary or DTC.

Series Maximum and Proration Procedures

The Company will accept for purchase an aggregate principal amount of Notes of each Series up to the Series Maximum for such Series. If the principal amount of Notes validly tendered and not validly withdrawn in an Offer is greater than the applicable Series Maximum, then the Notes accepted for purchase will be subject to proration (rounded downward such that Holders are returned Notes in integral multiples of $1,000), allocated among the tendering Holders on a pro rata basis in accordance with the respective principal amounts of the Notes of such Series tendered by the Holders. If proration of tendered Notes is required, the Company will determine the final proration factor as soon as practicable after the applicable Expiration Time and will announce the results of proration by press release.

All Notes not accepted as a result of prorationing will be rejected from the Offers and returned to tendering Holders.

If, as a result of the Company’s pro rata acceptance of tendered Notes, the Company would be required to accept from one or more tendering Holders Notes of any Series in a principal amount that is not an integral multiple of $1,000, the Company will round the principal amount of the prorated Series of Notes down to the nearest integral multiple of $1,000. The excess principal amount of Notes not accepted from the tendering Holders will be promptly returned to such Holders.

Source of Funds

The Company will fund its purchases of Notes pursuant to the Offers from cash on hand.

Conditions of the Offers

Notwithstanding any other provision of the Offers, the Company will not be obligated to accept for purchase, and pay for, validly tendered and not validly withdrawn Notes pursuant to an Offer and may terminate, extend or amend one or more Offers and may (subject to Rule 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the applicable Offer) postpone the acceptance for purchase of, and payment for, Notes tendered in an Offer if any of the following conditions shall have occurred and be continuing on or after the date of this Offer to Purchase and before the applicable Expiration Time:

•	in each case in the Company’s reasonable judgment, (i) any general suspension of trading in, or limitation on prices for, trading in securities in the U.S. securities or financial markets (whether or not mandatory) or any other significant adverse change in the U.S. securities or financial markets or any suspension of trading in any of the Company’s securities on any exchange or in the over-the-counter market, (ii) any significant changes in the price of Notes, (iii) a material impairment in the trading market for debt securities generally, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by federal, state or provincial authorities (whether or not mandatory), (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Company, might affect the nature or extension of credit by banks or other lending institutions in the United States, (vi) any attack on, outbreak or escalation of hostilities, acts of terrorism or any declaration of a national emergency, commencement of war, armed hostilities or other national or international crisis directly or indirectly involving the United States, (vii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would or would reasonably be expected to materially impair the Company’s contemplated benefits of an Offer or the purchase of the Notes pursuant to an Offer or (viii) in the case of any of the foregoing existing at the time of the commencement of an Offer, an acceleration, escalation or worsening thereof;

•	any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the Company’s reasonable judgment, would or would be reasonably likely to prohibit, prevent or restrict or delay consummation of an Offer or is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects of the Company or its subsidiaries or would materially impair the contemplated benefits of an Offer or be material to Holders in deciding whether to accept an Offer;

•	there shall have been instituted, threatened or pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that is, or is reasonably likely to be, in the Company’s reasonable judgment, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or its subsidiaries which would or might, in the Company’s reasonable judgment, prohibit, prevent, restrict or delay consummation of an Offer or otherwise adversely affects an Offer in any material manner;

•	any other actual or threatened legal impediment to an Offer or any other circumstances that would materially adversely affect the transactions contemplated by an Offer, or the contemplated benefits of an Offer to the Company or its subsidiaries;

•	any event or circumstance affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or its subsidiaries that, in the Company’s reasonable judgment and sole discretion, would or might (i) prohibit, prevent, restrict or delay the consummation of an Offer, (ii) make it impractical or inadvisable to proceed with an Offer or (iii) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or its subsidiaries;

•	the Trustee objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of an Offer, or takes any action that challenges the validity or effectiveness of the procedures used by the Company in the making of an Offer or in the acceptance of any of the Notes; or

•	the Company shall fail to obtain any regulatory approvals necessary for the closing of an Offer, or any governmental, regulatory or administrative agency with jurisdiction over the Company shall, after granting any such regulatory approvals, rescind, condition or modify, or purport to rescind, condition or modify, any such regulatory approvals.

The foregoing Conditions are solely for the Company’s benefit and may be asserted by the Company, in its sole discretion, regardless of the circumstances giving rise to any such condition, including any action or inaction by the Company, and may be waived or modified by the Company, in its sole discretion, in whole or in part, before the Expiration Time of an Offer. The Company has not made a decision as to what circumstances would lead it to waive any such Condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Company concerning the events described in this section with respect to an Offer shall be final and binding upon all Holders of Notes subject to such Offer. If the Company waives a Condition, it will promptly notify Holders and, if such waiver is material, the Company may extend the Offers and circulate new disclosures to each Holder, in each case by making a public announcement.

If any of the foregoing Conditions of an Offer shall not have been satisfied or waived, the Company may, but will not be obligated to, subject to applicable law:

(i)	terminate such Offer and return Notes tendered in such Offer to the Holders who tendered them;

(ii)	extend such Offer; or

(iii)	amend the terms of such Offer in any respect.

Although the Company does not have any present plans or arrangements to do so, the Company reserves the right to amend, at any time and subject to applicable law, the terms of one or more of the Offers made pursuant to this Offer to Purchase. The Company will give Holders notice of such amendments as may be required by applicable law.

The Offers are not conditioned upon a minimum aggregate amount of Notes being tendered in the Offers or the consummation of the Offers in respect of any other Series.

Certain Significant Consequences to Holders

Market and Trading Information

In deciding whether to participate in the Offers, each Holder should consider carefully, in addition to the other information contained in and incorporated by reference in this Offer to Purchase, the limited trading market for the Notes.

Historically, the trading market for the Notes has been limited. To the extent that Notes are tendered and accepted in the Offers, the trading market for Notes will likely become further limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for and liquidity of Notes not tendered or tendered but not purchased may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Offers reduces the float. The reduced float may also tend to make the trading price more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected.

Holders of unpurchased Notes may attempt to obtain quotations for their Notes from their brokers. However, there can be no assurance that an active trading market will exist for any Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offers will depend upon a number of factors, including the size of the float, the number of Holders of Notes remaining at such time, and the interest in maintaining a market in the Notes on the part of securities firms.

Other Purchases of Securities

Whether or not the Offers are consummated, the Company or its affiliates, to the extent permitted by applicable law, may from time to time acquire Notes otherwise than pursuant to the Offers, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine which may be more or less than the prices to be paid pursuant to the Offers and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future. Exchange Act Rule 13e-4 generally prohibits the Company and its affiliates from purchasing Notes, other than in the Offers, until at least 10 business days after the applicable Expiration Time, except pursuant to certain limited exceptions.

Conditions of the Offers

The completion of the Offers is subject to the satisfaction or waiver of several Conditions. See “—Conditions of the Offers” set forth above. The Company cannot assure you that such Conditions will be satisfied or waived with respect to the Offers, that the Offers will be completed, or that any failure to complete the Offers will not have a negative effect on the market price and liquidity of the Notes.

Procedures for Tendering

The following summarizes the procedures to be followed by all Holders in tendering their Notes. The tender of Notes pursuant to the Offers as contemplated by the procedures set forth below will constitute a binding agreement between the tendering Holder and the Company in accordance with the terms and subject to the Conditions of the Offers set forth herein.

Expiration Time; Extensions; Amendments; Termination

The Expiration Time for each Offer is 11:59 p.m., New York City time, on December 5, 2013, unless extended, in which case the Expiration Time for an Offer will be such date and time to which the applicable Expiration Time is extended. The Company, in its sole discretion, may extend the Expiration Time for one or more of the Offers for any purpose, including to permit the satisfaction or waiver of all Conditions of the Offers. To extend the Expiration Time of an Offer, the Company will notify DTC and will make a public announcement thereof, in each case before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Such announcement will state that the Company is extending the Expiration Time for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of an Offer, the Company will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to Business Wire.

The Company expressly reserves the right, in its sole discretion, subject to applicable law, to take any of the following actions with respect to an Offer:

•	terminate such Offer and not accept for purchase any of the Notes submitted in such Offer not theretofore accepted for purchase, pursuant to a failure of a Condition;

•	waive any and all of the Conditions of such Offer at or prior to the time the Notes are accepted for purchase;

•	accept for purchase and pay for all Notes validly tendered and not validly withdrawn (subject to the Series Maximum and proration of Notes tendered) at or before the Expiration Time and to keep such Offer open or extend the applicable Expiration Time to a later date and time as announced by the Company;

•	increase the applicable Series Maximum; or

•	otherwise amend the terms and Conditions of such Offer.

If the Company exercises any such right, the Company will give written notice thereof to DTC and will make a public announcement thereof as promptly as practicable.

The minimum period during which an Offer will remain open following material changes in the terms of such Offer or in the information concerning such Offer will depend upon applicable law and the facts and circumstances of such change, including the relative materiality of the changes. With respect to a change in consideration or the principal amount of Notes offered to be purchased, a minimum ten business day extension period will be made to allow for adequate dissemination of such change. If any of the terms of an Offer are amended in a manner determined by the Company to constitute a material change adversely affecting any applicable Holder, the Company will promptly disclose any such amendment in a manner reasonably calculated to inform applicable Holders of such amendment, and the Company will extend such Offer for a time period that the Company in its sole discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if such Offer would otherwise expire during such time period.

In the event the Company terminates an Offer, the Company will give immediate notice thereof to the Depositary, and all Notes theretofore tendered and not accepted for purchase in connection with such Offer shall be returned promptly to the tendering Holders thereof. Any such termination will be followed promptly by public announcement thereof. In the event that an Offer is withdrawn or otherwise not completed, the Purchase Price plus Accrued Interest for Notes subject to such Offer will not be paid or become payable. See “—Withdrawal of Tenders” and “—Conditions of the Offers.”

How to Tender Notes

For a Holder to validly tender Notes pursuant to an Offer, a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the applicable Expiration Time. In addition, before the applicable Expiration Time, either (a) such Holder’s Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal), or (b) certificates for tendered Notes must be received by the Depositary at such address. To effectively tender Notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, and DTC will then edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance.

If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

Any beneficial owner whose Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact such registered Holder promptly and instruct the Holder to tender such Notes on the beneficial owner’s behalf. The tender by a Holder pursuant to the procedures set forth herein will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the Conditions set forth herein.

By tendering Notes pursuant to an Offer, the Holder will be deemed to have represented and warranted that such Holder has full power and authority to tender, sell, assign and transfer the Notes tendered thereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof and not subject to any adverse claim or right. The Holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered thereby.

Holders desiring to tender Notes pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Except as otherwise provided herein, delivery of Notes will be deemed made only when (a) the Agent’s Message or (b) the Letter of Transmittal and certificates for the tendered Notes are actually received by the Depositary. No documents should be sent to the Company or the Dealer Managers.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in conjunction with the Offers under the terms of this Offer to Purchase or any other Offer materials. Holders must tender their Notes in accordance with the procedures set forth under “—Procedures for Tendering.”

Book-Entry Transfer

The Depositary will establish an account with respect to the Notes at DTC for purposes of the Offers, within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase at or before the applicable Expiration Time. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (i) the aggregate principal amount of Notes that have been tendered by such participant pursuant to the Offers, (ii) that such participant has received this Offer to Purchase and the Letter of Transmittal and agrees to be bound by the terms of the Offers as described in this Offer to Purchase and the Letter of Transmittal and (iii) that the Company may enforce such agreement against such participant.

Any acceptance of an Agent’s Message transmitted through ATOP is at the election and risk of the person transmitting an Agent’s Message and delivery will be deemed made only when actually received by the Depositary.

Withholding Tax and Information Reporting

Under U.S. federal income tax laws, the Depositary may be required to withhold on payments made to certain Holders who tender Notes pursuant to the Offers. See “Certain U.S. Federal Income Tax Considerations.”

Transfer of Ownership of Tendered Notes

Holders may not transfer record ownership of any Notes validly tendered and not validly withdrawn. Beneficial ownership in tendered Notes may be transferred by the Holder by delivering to the Depositary at its address set forth on the back cover of this Offer to Purchase an executed Letter of Transmittal identifying the name of the person who deposited the Notes to be transferred and completing the “Special Delivery Instructions” box with the name of the transferee (or, if tendered by book-entry transfer, the name of the DTC participant on the security listing position listed as the transferee of such Notes) and the principal amount of the Notes to be transferred. If certificates have been delivered or otherwise identified (through a book-entry confirmation with respect to such Notes) to the Depositary, the name of the Holder who deposited the Notes, the name of the transferee and the certificate numbers relating to such Notes should also be provided in the Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Notes pursuant to these procedures will be entitled to receive the purchase price of the Notes and any applicable accrued interest if the Notes are accepted for payment, or to receive the tendered Notes if the applicable Offer is terminated, provided, in each case, that the Company has been given proper and timely instructions as to the identity of such person and the address to which to deliver such purchase price or Notes.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender securities in a partial tender offer for his own account unless the person so tendering its securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered, and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in an Offer under any of the procedures described above will constitute a binding agreement between the tendering Holder and the Company with respect to such Offer upon the terms and subject to the Conditions of the Offers, including the tendering Holder’s acceptance of the terms and Conditions of the Offers, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to such Offer within the meaning of Rule 14e-4 under the Exchange Act, and (b) the tender of such Notes complies with Rule 14e-4 under the Exchange Act.

Other Matters

Subject to, and effective upon, the acceptance for purchase of, and payment for, the principal amount of Notes tendered in accordance with the terms and subject to the Conditions of the Offers, a tendering Holder will be deemed to have agreed to sell, assign and transfer to, or upon the order of, the Company, all right, title and interest in and to all of the Notes tendered and accepted for purchase pursuant to the terms hereof (and subject to proration) and waives any and all other rights with respect to such Notes (including, without limitation, any existing or past defaults and their consequences in respect of the Notes and the indenture under which the Notes were issued) and releases and discharges the Company from any and all claims the Holder may have now, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that the Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes. In addition, by tendering Notes pursuant to the Offers, a Holder will be deemed to have irrevocably constituted and appointed the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as the agent of the Company) with respect to any tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver such Notes or transfer ownership of such Notes on the account books maintained by DTC together with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such Notes for transfer on the register and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes, including receipt of funds from the Company for the purchase price for any Notes tendered pursuant to the Offers that are purchased by the Company and transfer such funds to the Holder, all in accordance with the terms of the Offers.

By tendering Notes pursuant to the Offers, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of (a) a Book-Entry Confirmation with respect to such Notes, together with an Agent’s Message and any other required documents, or (b) a properly completed and duly executed Letter of Transmittal and the certificates of the tendered Notes accompanying the Letter of Transmittal together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding.

Notwithstanding any other provision of the Offers, payment of the Purchase Price, plus Accrued Interest in exchange for Notes tendered and accepted for purchase pursuant to the Offers will occur only after timely receipt by the Depositary of (a) a Book-Entry Confirmation with respect to such Notes, together with an Agent’s Message and any other required documents, or (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, the certificates for the Notes accompanying the Letter of Transmittal and any other required documentation. The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Alternative, conditional or contingent tenders will not be considered valid. The Company reserves the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in the Company’s opinion, be unlawful. The Company also reserves the right, subject to applicable law, to waive any defects, irregularities or conditions of tender as to the Notes. The Company’s interpretations of the terms and Conditions of the Offers will be final and binding. Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the trustee for the Notes, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes or will incur any liability to Holders for failure to give any such notice.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered Holder of the Notes tendered therewith (or by a participant in DTC whose name appears on a security position listing it as the owner of such Notes) and payment of the Purchase Price for such Notes is to be made, and any Notes for principal amounts not tendered or not accepted for purchase are to be issued, directly to such Holder (or, if tendered by a participant in DTC, any Notes for principal amounts not tendered or not accepted for purchase are to be credited to such participant’s account at DTC) and neither the “Special Payment or Issuance Instructions” box nor the “Special Delivery Instructions” box on the Letter of Transmittal has been completed, or (ii) such Notes are tendered for the account of an Eligible Institution.

Acceptance of Notes for Purchase; Payment for Notes

Upon the terms and subject to the Conditions of the Offers, the Company will accept for purchase and promptly pay for any and all Notes validly tendered pursuant to the Offers and not validly withdrawn pursuant to the Offers, subject to the application of the Series Maximums and any proration, upon the satisfaction or waiver of the Conditions of the Offers specified under “—Conditions of the Offers.” The Company will promptly pay for Notes accepted for purchase pursuant to the Offers. In all cases, payment for Notes accepted for purchase pursuant to the Offers will be made only after receipt by the Depositary of (a) a Book-Entry Confirmation with respect to the Notes together with an Agent’s Message and any other required documents or (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, the certificates for the Notes and any other required documentation.

On the applicable Settlement Date for each Offer, we will settle all Notes accepted for purchase under such Offer, and we expect such date to be one business day following the applicable Expiration Time.

If any Condition of the Offers is not satisfied or waived by the Company prior to the Expiration Time of an Offer, the Company reserves the right (but shall not be obligated), subject to applicable law, (i) to terminate such Offer and return the Notes tendered pursuant thereto to the tendering Holders, (ii) to waive any and all unsatisfied Conditions and accept for payment and purchase all Notes that are validly tendered pursuant thereto (and not withdrawn) prior to the time the Notes are accepted for purchase, (iii) to extend the Expiration Time of such Offer, or (iv) to otherwise amend the terms and Conditions of the Offers in any respect.

For purposes of the Offers, the Company will be deemed to have accepted for purchase validly tendered and not validly withdrawn Notes (or defectively tendered Notes with respect to which the Company has waived such defect) if, as and when the Company gives oral (promptly confirmed in writing) or written notice thereof to the Depositary. With respect to tendered Notes that are to be returned to Holders, such Notes will be returned without expense to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) after the Expiration Time or termination of the applicable Offer.

The Company will pay for Notes accepted for purchase in the Offers by depositing such payment in cash with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving tenders of Notes, the Purchase Price and Accrued Interest and transmitting the Purchase Price and Accrued Interest to such Holders. Upon the terms and subject to the Conditions of the Offers, delivery by the Depositary of the Purchase Price and Accrued Interest for Notes subject to an Offer tendered at or before the applicable Expiration Time and accepted for payment will be made on the applicable Settlement Date.

Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples of $1,000 in excess thereof. If, for any reason, acceptance for purchase of, or payment for, validly tendered and not validly withdrawn Notes pursuant to an Offer is delayed, or the Company is unable to accept for purchase or to pay for validly tendered and not validly withdrawn Notes pursuant to an Offer, then the Depositary may, nevertheless, on behalf of the Company, retain the tendered Notes, without prejudice to the rights of the Company described under “—Procedures for Tendering—Expiration Time; Extensions; Amendments; Termination” and “—Conditions of the Offers” above and “—Withdrawal of Tenders” below, but subject to Rule 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes tendered in such Offer promptly after the termination or withdrawal of such Offer.

If any tendered Notes are not accepted for payment for any reason pursuant to the terms and Conditions of the Offers, such Notes (a) will be returned without expense to the tendering Holder or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes, in each case, promptly following the applicable Expiration Time or the termination of an Offer or (b) if the Holder of record holds physical Notes, such Notes will be returned by delivery of a certificate representing such returned principal amount (including delivery of the original certificate tendered if none of such Holder’s tendered Notes are accepted).

The Company may transfer or assign, in whole or from time to time in part, to one or more of its respective affiliates or any third party the right to purchase all or any of the Notes tendered pursuant to an Offer, but any such transfer or assignment will not relieve the Company of its obligations under such Offer and will in no way prejudice the rights of tendering Holders to receive payment for Notes validly tendered and not validly withdrawn and accepted for payment pursuant to such Offer.

Holders of Notes tendered and accepted for payment pursuant to an Offer will be entitled to accrued and unpaid interest on their Notes to, but excluding, the applicable Settlement Date payable on such Settlement Date. Under no circumstances will any additional interest be payable because of any delay by the Depositary or DTC in the transmission of funds to the Holders of purchased Notes or otherwise.

Tendering Holders of Notes purchased in an Offer will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Depositary, the Information Agent or the Company or, except as provided below, to pay transfer taxes with respect to the purchase of their Notes. Beneficial owners who hold their Notes through a nominee should contact that nominee to determine if it will charge a fee for tendering Notes on such owner’s behalf. The Company will pay all other charges and expenses in connection with the Offers. See “Dealer Managers; Depositary and Information Agent.” If payment of the Purchase Price in connection with the Offers is being made to any person other than the registered Holder of Notes tendered thereby or if tendered Notes are registered in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP then, in such event, the amount of any transfer taxes (whether imposed on the registered Holder(s) or such other person(s)) payable on account of the transfer to such person will be deducted from the Purchase Price, unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. The Company will pay all other charges and expenses in connection with the Offer. See “Dealer Managers; Depositary and Information Agent.”

Withdrawal of Tenders

Notes tendered at or before the applicable Expiration Time may be validly withdrawn in principal amounts of $1,000 or integral multiples of $1,000 in excess thereof at any time at or before the applicable Expiration Time, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Company).

For a withdrawal of tendered Notes to be valid, a written or facsimile transmission notice of withdrawal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase at or before the applicable Expiration Time by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (a) specify the name of the Holder who tendered the Notes to be withdrawn and, if different, the name of the registered Holder of such Notes (or, in the case of Notes tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), (b) contain the description of the Notes to be withdrawn (including the principal amount of the Notes to be withdrawn and, in the case of Notes tendered by delivery of certificates rather than book-entry transfer, the certificate numbers thereof), (c) unless transmitted through ATOP, be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed in the applicable Agent’s Message), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes, and (d) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder. The signature on the notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents’ Medallion Program unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offers. Withdrawal of Notes may only be accomplished in accordance with the foregoing procedures. Notes validly withdrawn may thereafter be retendered at any time at or before the Expiration Time by following the procedures described under “—Procedures for Tendering.”

If you tendered your Notes through a custodian or nominee and wish to withdraw your Notes, you will need to make arrangements for withdrawal with your custodian or nominee. Your ability to withdraw the tender of your Notes will depend upon the terms of the arrangements you have made with your custodian or nominee and, if your custodian or nominee is not the DTC participant tendering those Notes, the arrangements between your custodian or nominee and such DTC participant, including any arrangements involving intermediaries between your custodian or nominee and such DTC participant.

Any valid withdrawal of tendered Notes may not be rescinded, and any Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offers. Notes validly withdrawn may thereafter be re-tendered at any time before the applicable Expiration Time of the applicable Offer by following the procedures described under “—Procedures for Tendering.”

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender of Notes in connection with the Offers, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent, the Dealer Managers, the Trustee or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

If the Company is delayed in its acceptance for purchase of, or payment for, any Notes or is unable to accept for purchase or pay for any Notes pursuant to the Offers for any reason, then, without prejudice to the Company’s rights hereunder, but subject to applicable law, tendered Notes may be retained by the Depositary on behalf of the Company and may not be validly withdrawn (subject to Rule 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the applicable Offer).

Representations, Warranties and Undertakings

By tendering Notes in connection with the Offers described in this Offer to Purchase, the Holder of such Notes is deemed to represent, warrant and undertake to the Company, the Depositary and the Dealer Managers that:

(1)	the tendering Holder has received this Offer to Purchase;

(2)	the Notes are, at the time of acceptance, and will continue to be, until the payment on the applicable Settlement Date or the termination of the applicable Offer, or, in the case of Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by it;

(3)	the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

(4)	the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Notes;

(5)	the Notes will, on the applicable Settlement Date of the an Offer, be transferred by such tendering Holder to the Company in accordance with the terms of such Offer, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free from all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

(6)	the tendering Holder will, upon request, execute and deliver any documents deemed by the Depositary or the Company to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

By tendering Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered and accepted for purchase pursuant to the terms of the Offers, (ii) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Notes or the indenture), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes (including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes), and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as the agent of the Company) with respect to any such tendered Notes, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders for the Purchase Price plus Accrued Interest of the Notes tendered pursuant to the Offers, as determined pursuant to the terms of this Offer to Purchase, for any tendered Notes that are purchased by the Company).

By tendering Notes pursuant to the Offers, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other required documents in form satisfactory to the Company.

No Recommendations

None of the Company, the Trustee, the Depositary, the Information Agent, the Dealer Managers or any of their respective affiliates is making any recommendation as to whether Holders should tender their Notes in response to any of the Offers. Holders must make their own decisions whether to tender their Notes and, if so, the principal amount of Notes to tender in the Offers.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. TREASURY CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH TREASURY CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN FOR USE IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This section is a discussion of certain U.S. federal income tax considerations relating to the tender of Notes to the Company pursuant to an Offer. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. The summary generally applies only to beneficial owners of the Notes that hold the Notes as capital assets for U.S. federal income tax purposes.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of Notes in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of Holders, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks or other financial institutions, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, persons holding Notes as part of a hedging, integrated or conversion transaction or a straddle for tax purposes, persons that hold or dispose of the Notes as part of a wash sale for tax purposes, persons that hold Notes that were deemed sold under the constructive sale provisions of the Code, or a non-U.S. Holder (as defined below) whose ownership of the Notes is effectively connected with the conduct of a trade or business in the United States). This summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable non-U.S., state or local laws.

If a partnership holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of the tender of the Notes to the Company pursuant to an Offer.

HOLDERS CONSIDERING THE TENDER OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF A TENDER TAKING INTO ACCOUNT THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE CONSEQUENCES UNDER THE U.S. FEDERAL INCOME TAX LAWS, THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS, NON-U.S., STATE AND LOCAL TAX LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of the Notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Sale of the Notes. A U.S. Holder generally will recognize gain or loss upon the exchange of a Note for cash pursuant to an Offer equal to the difference between (i) the amount of cash received by the Holder in exchange for the Note (except to the extent that such amounts are attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and (ii) the Holder’s adjusted tax basis in the Note at the time of the exchange.

In general, the U.S. Holder’s adjusted tax basis in the Note will equal the cost of the Note to the U.S. Holder, and will also generally be (i) increased by the amount of original issue discount and the amount of market discount, if any, that the U.S. Holder included in income in respect of the Note through the date of the exchange, and (ii) decreased (but not below zero) by the amount of amortized bond premium, if any, that the U.S. Holder has previously deducted in respect of the Note.

Subject to the market discount rules described below, the gain or loss recognized by the U.S. Holder on the disposition of the Note will be long-term capital gain or loss if the Holder held the Note for more than one year, or short-term capital gain or loss if the Holder held the Note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at preferential rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Market Discount. A U.S. Holder that purchased a Note at a “market discount” generally will be required to treat gain on the sale of that Note as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant-yield basis) from the U.S. Holder’s acquisition date to the date of the disposition, less any accrued market discount previously included in the U.S. Holder’s income (pursuant to an election made by such U.S. Holder to include market discount in income currently as it accrues). Gain in excess of accrued market discount will be subject to the capital gains rules described above. Market discount is the amount by which the adjusted issue price of the Note on the date of its acquisition exceeded the U.S. Holder’s tax basis in the Note immediately after its acquisition. For these purposes, the adjusted issue price of a Note is equal to its issue price plus any original issue discount that had accrued on the Note. A Note will not be considered to have market discount if this excess was less than  1⁄4 of 1% of the adjusted issue price of the Note on the U.S. Holder’s acquisition date of the Note multiplied by the number of complete years from such date to its maturity date. The U.S. federal income tax rules governing market discount are complex. U.S. Holders who acquired the Notes other than in the initial offering of the Notes should consult their own tax advisors as to the potential applicability of the market discount rules.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include any income or gain that it recognizes upon a tender of the Notes pursuant to an Offer, unless such amounts are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Non-U.S. Holders

A “non-U.S. Holder” is a beneficial owner of the Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Sale of the Notes. A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the exchange of a Note for cash pursuant to an Offer (other than with respect to payments attributable to accrued interest, including accrued original issue discount, which will be taxed as described below under “—Non-U.S. Holders—Interest (Including Original Issue Discount)”), unless the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of sale and certain other conditions apply.

Interest (Including Original Issue Discount). Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the Notes to most non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. Holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. Holder that owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty, and an exemption from backup withholding described below apply only if the Holder certifies its nonresident status. A non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. Holder holds the Note through a financial institution or other agent acting on the Holder’s behalf, the Holder will be required to provide appropriate documentation to the agent. The non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. In addition, a non-U.S. Holder that is seeking a reduction in withholding pursuant to the terms of an applicable income tax treaty will need to certify on IRS Form W-8BEN that it is eligible for the benefits of such treaty.

Because the 5.50% Convertible Notes and the 6.00% Convertible Notes were issued with original issue discount, any withholding tax imposed on interest generally would apply to the portion of the consideration paid in exchange for the tendered Notes attributable to original issue discount accrued by a non-U.S. Holder. Very generally, the amount of original issue discount that has accrued is determined using a constant yield method, allocating a ratable portion of original issue discount to each day of an accrual period. A withholding agent that is unable to determine the amount of original issue discount that has been accrued by a non-U.S. Holder generally will withhold taxes in respect of the entire amount of accrued original issue discount since the first issue date of the Notes. A non-U.S. Holder that qualifies for the portfolio interest exemption or income tax treaty benefits in respect of interest will not be subject to withholding tax on payments attributable to original issue discount or will be subject to withholding at a reduced rate under an applicable treaty.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, has furnished an incorrect identification number, or has repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of cash pursuant to an Offer to U.S. Holders of Notes generally will be subject to information reporting, unless the Holder is an exempt payee. Payments subject to information reporting will also be subject to backup withholding, unless the Holder provides the payor with a correct taxpayer identification number and complies with applicable certification requirements.

We must report annually to the IRS the interest (including original issue discount) paid to each non-U.S. Holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Interest (Including Original Issue Discount)” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. Holder resides. Payments made to non-U.S. Holders pursuant to an Offer will not otherwise be subject to information reporting or backup withholding as long as the non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. Holder or non-U.S. Holder of Notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the Holder, provided the required information is timely furnished to the IRS.

DEALER MANAGERS; DEPOSITARY AND INFORMATION AGENT

The Company has retained Deutsche Bank Securities Inc. and Goldman, Sachs & Co. to act as the Dealer Managers in connection with the Offers. In such capacity, the Dealer Managers may contact Holders regarding the Offers and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase, the Letter of Transmittal and related materials to beneficial owners of Notes.

The Company has agreed to pay the Dealer Managers a fee for their services as Dealer Managers in connection with the Offers. The Company has agreed to indemnify the Dealer Managers against certain liabilities in connection with their services, including liabilities under the federal securities laws. The Dealer Managers have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

At any given time, the Dealer Managers may trade the Notes for their own accounts or for the accounts of customers and, accordingly, may hold a long or short position in the Notes. Any Holder that has questions concerning the terms of the Offers may contact the Dealer Managers at their respective address and telephone numbers set forth on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation has been appointed Information Agent for the Offers. Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.

Global Bondholder Services Corporation has been appointed as Depositary for the Offers. Letters of Transmittal and all correspondence in connection with the Offers should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Any Holder or beneficial owner that has questions concerning the procedures for tendering Notes or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the addresses and telephone number set forth on the back cover of this Offer to Purchase.

None of the Dealer Managers, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or the Notes contained or referred to in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

The Company will not pay any fees or commissions to any broker, dealer or other person other than the Dealer Managers, the Depositary and the Information Agent in connection with the solicitation of tenders of Notes pursuant to the Offer. The Company will, however, reimburse brokers, dealers and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes.

Any questions regarding procedures for tendering Notes or requests for additional copies of this Offer to Purchase and the related Letter of Transmittal should be directed to the Depositary and Information Agent:

Global Bondholder Services Corporation

In Person, By Registered or Certified Mail or Overnight Courier:

65 Broadway, Ste. 404

New York, New York 10006

Attn: Corporate Actions

Toll-Free: (866) 470-4500

Banks and Brokers, please call: (212) 430-3774

By Facsimile Transmission:

(For Eligible Institutions Only)

(212) 430-3775

Attn: Corporate Actions

65 Broadway, Ste. 404

New York, New York 10006

Any questions or requests for assistance concerning the Offers should be directed to the Dealer Managers. The Dealer Managers for the Offers are:

Deutsche Bank Securities Inc.	Goldman, Sachs & Co.
60 Wall Street	200 West Street
New York, New York 10005	New York, NY 10282
Attn: Liability Management Group	Attn: Liability Management Group
Call Collect: (212) 250-7527	Call Collect: (212) 902-5183
Toll-Free: (855) 287-1922	Toll-free: (800) 828-3182